================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 16)

                                   ----------

                              QUALITY DINING, INC.
                                (Name of Issuer)

  Common Stock, no par value                                747456P  10  5
(Title of class of securities)                              (CUSIP number)

                                David W. Schostak
                                    NBO, LLC
                           25800 Northwestern Highway
                                    Suite 750
                           Southfield, Michigan 48075
                                 (248) 262-1000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                December 22, 2000
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 10 pages)

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NY2:\995885\01\72816.0003

-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 2 of 10 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                NBO, LLC
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                            [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Michigan
----------------------    -------------------------------------------------------------------------------------------------------
      NUMBER OF                   7               SOLE VOTING POWER:                                          1,185,000
        SHARES
                          -------------------     -------------------------------------------------------------------------------
     BENEFICIALLY                 8               SHARED VOTING POWER:                                                0
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                     1,185,000
      REPORTING
                          -------------------     -------------------------------------------------------------------------------
     PERSON WITH                  10              SHARED DISPOSITIVE POWER:                                           0

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,185,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     10.0%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               OO
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 3 of 10 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                Jerome L. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
      NUMBER OF                   7               SOLE VOTING POWER:                                                  0
        SHARES
                          -------------------     -------------------------------------------------------------------------------
     BENEFICIALLY                 8               SHARED VOTING POWER:                                        1,185,000
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING
                          -------------------     -------------------------------------------------------------------------------
     PERSON WITH                  10              SHARED DISPOSITIVE POWER:                                   1,185,000

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,185,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           10.0%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 4 of 10 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                David W. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
      NUMBER OF                   7               SOLE VOTING POWER:                                                  0
        SHARES
                          -------------------     -------------------------------------------------------------------------------
     BENEFICIALLY                 8               SHARED VOTING POWER:                                        1,185,000
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING
                          -------------------     -------------------------------------------------------------------------------
     PERSON WITH                  10              SHARED DISPOSITIVE POWER:                                   1,185,000

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,185,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     10.0%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------

-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 5 of 10 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                Robert I. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
      NUMBER OF                   7               SOLE VOTING POWER:                                                  0
        SHARES
                          -------------------------------------------------------------------------------------------------------
     BENEFICIALLY                 8               SHARED VOTING POWER:                                        1,185,000
       OWNED BY
                          -------------------------------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING
                          -------------------------------------------------------------------------------------------------------
     PERSON WITH                  10              SHARED DISPOSITIVE POWER:                                   1,185,000

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,185,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     10.0%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------



-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 6 of 10 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                Mark S. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
      NUMBER OF                   7               SOLE VOTING POWER:                                                  0
        SHARES
                          -------------------------------------------------------------------------------------------------------
     BENEFICIALLY                 8               SHARED VOTING POWER:                                        1,185,000
       OWNED BY
                          -------------------------------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING
                          -------------------------------------------------------------------------------------------------------
     PERSON WITH                  10              SHARED DISPOSITIVE POWER:                                   1,185,000

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,185,000
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                   [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                     10.0%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


                  This Amendment No. 16 ("Amendment No. 16") amends the Statement on Schedule 13D filed on March 26, 1999, as amended by Amendment No. 1 filed on October 5, 1999, Amendment No. 2 filed on January 13, 2000, Amendment No. 3 filed on February 22, 2000, Amendment No. 4 filed on February 24, 2000, Amendment No. 5 filed on February 28, 2000, Amendment No. 6 filed on April 7, 2000, Amendment No. 7 filed on April 19, 2000, Amendment No. 8 filed on April 25, 2000, the Amendment filed on Schedule TO filed on May 9, 2000 ("Amendment No. 9"), Amendment No. 10 filed on May 25, 2000 ("Amendment No. 10") the Amendment filed on Schedule TO filed on June 6, 2000 ("Amendment No. 11"), the Amendment filed on Schedule TO filed on June 8, 2000 ("Amendment No. 12"), the Amendment filed on Schedule TO filed on July 11, 2000 ("Amendment No. 13"), Amendment No. 14 filed on August 11, 2000 and Amendment No. 15 filed on December 14, 2000 (the "Schedule 13D") by and on behalf of the following persons: NBO, LLC ("NBO"), Jerome L. Schostak, David W. Schostak, Robert I. Schostak and Mark
S. Schostak (collectively, the "Schostaks" and together with NBO, the "Reporting Persons").

                  Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" or the "Issuer" shall mean Quality Dining, Inc.

ITEM 4.        PURPOSE OF TRANSACTION.

                  On December 22 , 2000, the Reporting Persons delivered to the Company, pursuant to its By-Laws, a letter expressing the intention of the Reporting Persons to nominate David W. Schostak, Mark S. Schostak and Michael C. Devlin for election as directors at the Company's 2001 Annual Meeting of Shareholders.

                  Except as indicated above, the information set forth in Item 4 of the Schedule 13D remains unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                  On December 21, 2000, NBO and Michael C. Devlin entered into a letter agreement (the "Devlin Indemnification Letter"), pursuant to which NBO agreed, among other things, to indemnify and hold harmless Mr. Devlin from certain liabilities that could arise out of, or result from, Mr. Devlin serving as an NBO Nominee and related matters. A copy of the Devlin Indemnification Letter is filed as Exhibit 16 hereto and incorporated herein by reference.

                  Except as indicated above, the information set forth in Item 6 of Schedule 13D remains unchanged.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

                  The following Exhibit is filed herewith:

                  16.      Devlin Indemnification Letter,
                           dated December 21, 2000,
                           between NBO and Devlin.


                  [The remainder of this page intentionally left blank.]

                                   SIGNATURES

The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this Statement is true, complete and correct.

Dated:  December 22, 2000

                                        NBO, LLC


                                        By:  /s/ David W. Schostak
                                          -------------------------------------
                                               David W. Schostak, Member



                                         /s/ Jerome L. Schostak
                                        ---------------------------------------
                                               Jerome L. Schostak



                                         /s/ David W. Schostak
                                        ---------------------------------------
                                               David W. Schostak



                                         /s/ Robert I. Schostak
                                        ---------------------------------------
                                               Robert I. Schostak



                                         /s/ Mark S. Schostak
                                        ---------------------------------------
                                               Mark S. Schostak

                                  EXHIBIT INDEX

             Exhibit No.               DESCRIPTION
             -----------               -----------

             15. Devlin Indemnification Letter, dated December 21, 2000, between NBO and Devlin.